SIDLEY AUSTIN BROWN & WOOD LLP

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WRITER'S DIRECT NUMBER                                  WRITER's E-MAIL ADDRESS
    (212) 839-5334                                         sknopf@sidley.com



                               December 28, 2005


VIA EDGAR
---------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

            Re:   Morgan Stanley ABS Capital I Inc.
                  Registration Statement on Form S-3 no. 333-130694
                  -------------------------------------------------

Ladies and Gentlemen:

          On behalf of Morgan Stanley ABS Capital I Inc. (the "Company"), we filed on December 23, 2005, the Company's registration statement on Form S-3 no 333-130694.

          Please address all inquiries and communications concerning the Registration Statement to the undersigned at (212) 839-5334. Thank you for your attention to this matter.

                                                       Very truly yours,

                                                       /s/ Siegfried P. Knopf